Exhibit 99.(j)

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement for Third Avenue Trust on Form N-1A of our report dated December 18, 2003, relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to Shareholders of Third Avenue Value Fund, Third Avenue Small-Cap Value Fund, Third Avenue Real Estate Value Fund and Third Avenue International Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Auditors" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

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PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
February 26, 2004